Exhibit 99.1

New Skies Satellites Holdings Ltd. announces
exercise of over-allotment option
by underwriters

HAMILTON, Bermuda, May 27, 2005 - New Skies Satellites Holdings Ltd. (NYSE:NSE) announced today that the underwriters of its recent public offering of 11,900,000 shares of common stock have exercised their over-allotment option to purchase an additional 1,784,100 shares of common stock from New Skies Satellites Holdings Ltd. at the initial public offering price of $16.50 per share.

Goldman, Sachs & Co. and Lehman Brothers Inc. served as joint book-running managers of the offering.  UBS Securities LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC were co-managers of the offering.

The public offering was made by means of a prospectus, copies of which may be obtained from:

•      Goldman, Sachs & Co. at 85 Broad Street, New York, NY, 10004, Attention: Prospectus Department (Tel: 212-902-1171) or

•      Lehman Brothers at c/o ADP Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717 (Fax: 631-254-7268).

The following statement is included in this press release in accordance with Rule 134(b)(1) of the Securities Act of 1933, as amended:

A registration statement relating to shares of common stock of New Skies Satellites Holdings Ltd. has been declared effective by the Securities and Exchange Commission. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About New Skies Satellites

New Skies Satellites is one of only four fixed satellite communications companies with global satellite coverage, offering data, video, Internet and voice communications services to a range of telecommunications carriers, broadcasters, large corporations, Internet service providers and government entities around the world. New Skies has five satellites in orbit and ground facilities around the world. The company has one additional spacecraft under construction, NSS-8, which is currently projected to be available to enter commercial service in mid 2006, and also has secured certain rights to make use of additional orbital positions for future growth. New Skies is headquartered in The Hague, The Netherlands, and has offices in Hong Kong, New Delhi, São Paulo, Singapore, Sydney and Washington, D.C.

For additional information, please contact:

Melanie Dickie

Tel: +31 70 306 4189

Mobile: + 31 6 25 07 33 01

mdickie@newskies.com

Boris Djordjevic
Mobile: +31 6 542 93 136
bdjordjevic@newskies.com